Exhibit 99.1

COLOR KINETICS INCORPORATED

2005 Senior Management Bonus Plans

     These Senior Management Bonus Plans are adopted pursuant to, and incorporate the terms of, the Color Kinetics 2005 Pay For Performance Plan Documents, Senior Team-Sales and Senior Team-NonSales, as the case may be (“CK Performance Plan”).

Chief Officer Plan

     The CEO and the COO (the “Chief Officers”) are each assigned the Bonus Target that is equal to the percentage of each Chief Officer’s base salary as follows:

Officer	Title	Bonus Target
George Mueller	Chief Executive Officer	50%
William Sims	Chief Operating Officer/President	67%

     The Chief Officer’s bonuses are based on the following performance measures: (i) the Company’s attaining its pre-tax income goal for 2005 as set forth in the Company’s 2005 Operating Plan (the “Income Goal”); and (ii) the Company’s attaining its top line revenue goal for 2005 as set forth in the Company’s 2005 Operating Plan (the “Revenue Goal”). The Chief Officers receive 50% of their Bonus Target based upon the Company’s achievement of the Income Goal and 50% of their Bonus Target based upon the Company’s achievement of the Revenue Goal. Payment of bonuses, if any, will be made in accordance with the CK Performance Plan.

     Achievement of at least 90% of the Income Goal is required for payment of the portion of the Chief Officers’ bonuses that is based on attainment by the Company of the Income Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the Income Goal achieved up to 100%.

     Achievement of at least 80% of the Revenue Goal is required for payment of the portion of the Chief Officers’ bonuses that is based on attainment by the Company of the Revenue Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the Revenue Goal achieved with no maximum.

6

Other Executive Officer Plan

     Each of the other Executive Officers (“Other Executive Officers”) is assigned a Bonus Target equal to a specified percentage of each Other Executive Officer’s base salary as follows:

Officer	Title	Bonus Target
Ihor Lys	Chief Technology Officer	25%
David Johnson	Chief Financial Officer	50%

     Each Other Executive Officer’s bonus is based on the following performance measures: (i) the Company’s attaining its Income Goal; (ii) the Company’s attaining its Revenue Goal; and (iii) each Other Executive Officer’s overall performance based on the attainment of certain goals and objectives set by each individual’s manager (the “MBO Goal”). The participants will receive 35% of their Bonus Target based upon the Company’s achievement of the Income Goal, 35% of their Bonus Target based upon the Company’s achievement of the Revenue Goal and 30% of their Bonus Target based upon the individual’s achievement of his or her MBO Goal. Payment of bonuses, if any, will be made in 2006 after the Compensation Committee has determined whether and to what extent the goals have been achieved.

     Achievement of at least 90% of the Income Goal is required for payment of the portion of the Other Executive Officers’ bonuses that is based on attainment by the Company of the Income Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the Income Goal achieved up to 100%.

     Achievement of at least 80% of the Revenue Goal is required for payment of the portion of the Other Executive Officers’ bonuses that is based on attainment by the Company of the Revenue Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the Revenue Goal achieved with no maximum.

     Achievement of at least 80% of his or her MBO Goal is required for payment of the portion of any individual Other Executive Officers’ bonus that is based on attainment by the individual of his or her MBO Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of his or her MBO Goal achieved up to 120%.

7